EXHIBIT 99.1

April 24, 2009

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES EXPLORATION AND DEVELOPMENT RESULTS

MIDLAND, TEXAS, April 24, 2009 – Mexco Energy Corporation (AMEX: MXC) today announced completion of a new well in Loving County, Texas.

Mexco acted as operator on the re-entry of its Carpenter #1 well which produced at a rate of 617,000 cubic feet of gas with 24 barrels of oil and 612 barrels of water per day at a flowing tubing pressure of 200 pounds per square inch, on a 48/64” choke.  This flow test was conducted by an independent testing service on April 21, 2009.  The well was plugged back to a depth of approximately 4,345-4,355 feet in the Delaware (Ramsey) producing interval after an unsuccessful attempt to produce from the deeper Cherry Canyon formation.  Mexco’s working interest in this well is 50.2% (net revenue interest of 37.63%).

The Carpenter #1 well is located 1.6 miles west-northwest of the Company’s Mexco Steelhead #1 well on a 100 acre drilling and spacing unit in Loving County.  This property was acquired in July 2008.  Mexco has no present plans for drilling additional wells in the immediate vicinity.

The rates at which this well will be produced and sold have not yet been determined and may be substantially different from these potential tests, based on regulatory and engineering considerations as well as performance of the well over longer periods of time.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Actual events or results may differ materially from the forward-looking statements.

Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects,  equipment availability, or other things that are associated with oil and gas production or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  These risks and uncertainties are described in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”).

Mexco Contact:
Tammy L. McComic, Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119